Issuer Free Writing Prospectus Filed by Mitsubishi UFJ Financial Group, Inc.
Pursuant to Rule 433 Reg-Statement No. 333-209455 February 23, 2016

5-Year Floating Rate Notes Due 2021

5-Year Fixed Rate Notes Due 2021

10-Year Fixed Rate Notes Due 2026

5-Year Floating Rate Notes Due 2021

Issuer:	Mitsubishi UFJ Financial Group, Inc. (the “Issuer”)

Size:	U.S.$ 400,000,000

Issuer Ratings (Moody’s / S&P) *:	A1 / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Legal Format:	SEC registered

Ranking:	The Notes are intended to qualify as total loss-absorbing capacity, or TLAC, debt upon the implementation of the applicable TLAC regulations in Japan. The Notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank senior to all of the existing and future subordinated debt of the Issuer and equally in right of payment with all of existing and future unsecured and unsubordinated debt of the Issuer (except for statutorily preferred exceptions). See “Risk Factors—Risk Related to the Senior Debt Securities—The senior debt securities will be structurally subordinated to the liabilities of MUFG’s subsidiaries, including BTMU and MUTB.” and other risk factors in the same section, and “Description of the Senior Debt Securities” of the Base Prospectus (as defined below).

Currency:	U.S.$

Interest:	Per annum rate equal to U.S. Dollar 3-month LIBOR + 188 basis points

Pricing Benchmark:	U.S. Dollar 3-month LIBOR

Spread to Benchmark:	188 basis points

Trade Date:	February 23, 2016

Settlement Date:	March 1, 2016 (T+5)

Settlement:	The Notes will initially be issued to investors only in book-entry form. Fully-registered global notes, or the Global Notes, without coupons, representing the total aggregate principal amount of Notes of each series will be issued and registered in the name of a nominee for DTC, securities depositary for the Notes. Accordingly, each beneficial owner of any interest in a Global Note must rely on the procedures of DTC to exercise any rights under the Notes.

Maturity:	March 1, 2021. In the event March 1, 2021 or any other date fixed for redemption is not both a Business Day and London Banking Day, the payment of interest and principal in respect of the floating rate notes will be made on the next succeeding day that is both a Business Day and London Banking Day, and no interest on such payment shall accrue for the period from and after March 1, 2021 or any such other date fixed for redemption. The term “Business Day” means a day which is not a day on which banking institutions in New York and Tokyo are authorized by law or regulation to close. The term “London Banking Day” means a day on which commercial banks are open for business, including dealings in foreign exchange and foreign currency deposits, in London.

Redemption for Tax Reasons:	A series of Notes may, subject to prior confirmation of the Financial Services Agency of Japan (“FSA”) (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at any time, at the option of the Issuer, in whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant series of Notes then outstanding plus accrued and unpaid interest to (but excluding) the redemption date, if the Issuer has or will become obligated to pay additional amounts as described under “Description of the Senior Debt Securities—Payment of Additional Amounts” in the Base Prospectus as a result of any change in, or amendment to, the laws, regulations or rulings of Japan (or of any political subdivision or taxing authority thereof or therein) affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the trade date, and the obligation cannot be avoided by the Issuer taking reasonable measures available to it. No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay the additional amounts if a payment in respect of such series of Notes were then due. See “Description of Senior Debt Securities—Optional Tax Redemption” in the Base Prospectus.

Limitations on the right to obtain attachment under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that, for a period of 30 days from the time the Prime Minister confirms that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act of Japan (Act No. 34 of 1971, as amended; the “Deposit Insurance Act”) (or any successor provision thereto) need to be applied to the Issuer, the ability of holders of the Notes and the trustee to enforce the rights under the Indenture and the Notes shall be subject to the limitations on the right to obtain attachment against the Issuer’s assets set forth in Article 126-16 of the Deposit Insurance Act (or any successor provision thereto).

Agreement with respect to certain transfers of business under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by such court in accordance therewith if (i) the Issuer is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Issuer’s liabilities exceed, or are likely to exceed, its assets, or the Issuer has suspended, or is likely to suspend, payment of its obligations.

Limited right of set-off:	Each holder of the Notes will agree, by the acceptance of any interest in a debt security, that, if (a) the Issuer shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Law of Japan (Law No. 75 of 2004, as amended; the “Bankruptcy Law”), the Civil Rehabilitation Law of Japan (Law No. 255 of 1999, as amended; the “Civil Rehabilitation Law”), the Corporate Reorganization Law of Japan (Law No. 154 of 2002, as amended; the “Reorganization Law”), the Company Law of Japan (Law No. 86 of 2005, as amended; the “Company Law”) or any other similar applicable law of Japan, and so long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Issuer bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the Issuer’s liabilities exceed, or may exceed, its assets, or the Issuer suspends, or may suspend, repayment of its obligations, the holders of the Notes shall not be entitled to exercise any right to set off any of the Issuer’s liabilities under the Notes against any liabilities of the relevant holder owed to the Issuer.

Interest Payment Dates:	Quarterly in arrears on March 1, June 1, September 1 and December 1 of each year. If any date on which interest is payable, other than the maturity date, would otherwise fall on a day that is not both a Business Day and London Banking Day, the interest payment date will be adjusted to be the next succeeding day that is both a Business Day and London Banking Day, except that if such day is in the next succeeding calendar month, the interest payment date will be adjusted to be the immediately preceding day that is both a Business Day and London Banking Day.

Interest Period:	Each period beginning on (and including) an interest payment date (after any adjustments to make such date a Business Day and London Banking Day) and ending on (but excluding) the next interest payment date (after any adjustments to make such date a Business Day and London Banking Day). For purposes of the first interest payment on June 1, 2016, the Interest Period will begin on (and include) March 1, 2016. For purposes of the interest payment on the maturity date, the Interest Period will end on (and exclude) March 1, 2021.

First Interest Payment Date:	June 1, 2016

Issue Price:	100% of principal amount plus accrued interest, if any, from March 1, 2016

Underwriting Discount:	0.35%

Net Proceeds:	U.S.$398,600,000

Day Count:	Actual/360

Business Days:	New York, Tokyo and London Banking Day

Business Day Convention:	Modified Following Business Day Convention (Following Business Day Convention for the maturity date and any other date fixed for redemption)

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page 6 of the Base Prospectus and in the Issuer’s latest annual report on Form 20-F incorporated by reference therein.

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-209455) and to be issued pursuant to the Senior Debt Indenture to be dated March 1, 2016 between the Issuer and The Bank of New York Mellon, as trustee

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Singapore Exchange Securities Trading Limited

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC Mitsubishi UFJ Securities (USA), Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Co-Managers:	Barclays Capital Inc.

BNP Paribas

HSBC Securities (USA) Inc.

Crédit Agricole Corporate and Investment Bank

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Société Générale

UBS Securities LLC

Security Codes:	CUSIP: 606822 AB0 ISIN: US606822AB07

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

5-Year Fixed Rate Notes Due 2021

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 2,100,000,000

Issuer Ratings (Moody’s / S&P) *:	A1 / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Legal Format:	SEC registered

Ranking:	The Notes are intended to qualify as total loss-absorbing capacity, or TLAC, debt upon the implementation of the applicable TLAC regulations in Japan. The Notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank senior to all of the existing and future subordinated debt of the Issuer and equally in right of payment with all of existing and future unsecured and unsubordinated debt of the Issuer (except for statutorily preferred exceptions). See “Risk Factors—Risk Related to the Senior Debt Securities—The senior debt securities will be structurally subordinated to the liabilities of MUFG’s subsidiaries, including BTMU and MUTB.” and other risk factors in the same section, and “Description of the Senior Debt Securities” of the Base Prospectus (as defined below).

Currency:	U.S.$

Interest:	2.95% per annum

Trade Date:	February 23, 2016

Settlement Date:	March 1, 2016 (T+5)

Settlement:	The Notes will initially be issued to investors only in book-entry form. Fully-registered global notes, or the Global Notes, without coupons, representing the total aggregate principal amount of Notes of each series will be issued and registered in the name of a nominee for DTC, securities depositary for the Notes. Accordingly, each beneficial owner of any interest in a Global Note must rely on the procedures of DTC to exercise any rights under the Notes.

Maturity:	March 1, 2021

Redemption for Tax Reasons:	A series of Notes may, subject to prior confirmation of the FSA (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at any time, at the option of the Issuer, in whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant series of Notes then outstanding plus accrued and unpaid interest to (but excluding) the redemption date, if the Issuer has or will become obligated to pay additional amounts as described under “Description of the Senior Debt Securities—Payment of Additional Amounts” in the Base Prospectus as a result of any change in, or amendment to, the laws, regulations or rulings of Japan (or of any political subdivision or taxing authority thereof or therein) affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the trade date, and the obligation cannot be avoided by the Issuer taking reasonable measures available to it. No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay the additional amounts if a payment in respect of such series of Notes were then due. See “Description of Senior Debt Securities—Optional Tax Redemption” in the Base Prospectus.

Limitations on the right to obtain attachment under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that, for a period of 30 days from the time the Prime Minister confirms that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Issuer, the ability of holders of the Notes and the trustee to enforce the rights under the Indenture and the Notes shall be subject to the limitations on the right to obtain attachment against the Issuer’s assets set forth in Article 126-16 of the Deposit Insurance Act (or any successor provision thereto).

Agreement with respect to certain transfers of business under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by such court in accordance therewith if (i) the Issuer is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Issuer’s liabilities exceed, or are likely to exceed, its assets, or the Issuer has suspended, or is likely to suspend, payment of its obligations.

Limited right of set-off:	Each holder of the Notes will agree, by the acceptance of any interest in a debt security, that, if (a) the Issuer shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Law, the Civil Rehabilitation Law, the Reorganization Law, the Company Law or any other similar applicable law of Japan, and so long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Issuer bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the Issuer’s liabilities exceed, or may exceed, its assets, or the Issuer suspends, or may suspend, repayment of its obligations, the holders of the Notes shall not be entitled to exercise any right to set off any of the Issuer’s liabilities under the Notes against any liabilities of the relevant holder owed to the Issuer.

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1 of each year

First Interest Payment Date:	September 1, 2016

Pricing Benchmark:	1.375% due 1/2021

Benchmark Spot (Price/Yield):	100-27+/1.195%

Spread to Benchmark:	180 basis points

Issue Price:	99.792% of principal amount plus accrued interest, if any, from March 1, 2016

Yield to Maturity:	2.995%

Underwriting Discount:	0.35%

Net Proceeds:	U.S.$2,088,282,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page 6 of the Base Prospectus and in the Issuer’s latest annual report on Form 20-F incorporated by reference therein.

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-209455) and to be issued pursuant to the Senior Debt Indenture to be dated March 1, 2016 between the Issuer and The Bank of New York Mellon, as trustee

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Singapore Exchange Securities Trading Limited

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC Mitsubishi UFJ Securities (USA), Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas

HSBC Securities (USA) Inc.

Crédit Agricole Corporate and Investment Bank

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Société Générale

UBS Securities LLC

Security Codes:	CUSIP: 606822 AA2 ISIN: US606822AA24

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

10-Year Fixed Rate Notes Due 2026

Issuer:	Mitsubishi UFJ Financial Group, Inc.

Size:	U.S.$ 2,500,000,000

Issuer Ratings (Moody’s / S&P) *:	A1 / A

Expected Security Ratings (Moody’s / S&P / Fitch) *:	A1 / A / A

Security Type:	Senior Notes

Legal Format:	SEC registered

Ranking:	The Notes are intended to qualify as total loss-absorbing capacity, or TLAC, debt upon the implementation of the applicable TLAC regulations in Japan. The Notes will constitute direct, unconditional, unsubordinated and unsecured obligations of the Issuer and rank senior to all of the existing and future subordinated debt of the Issuer and equally in right of payment with all of existing and future unsecured and unsubordinated debt of the Issuer (except for statutorily preferred exceptions). See “Risk Factors—Risk Related to the Senior Debt Securities—The senior debt securities will be structurally subordinated to the liabilities of MUFG’s subsidiaries, including BTMU and MUTB.” and other risk factors in the same section, and “Description of the Senior Debt Securities” of the Base Prospectus (as defined below).

Currency:	U.S.$

Interest:	3.85% per annum

Trade Date:	February 23, 2016

Settlement Date:	March 1, 2016 (T+5)

Settlement:	The Notes will initially be issued to investors only in book-entry form. Fully-registered global notes, or the Global Notes, without coupons, representing the total aggregate principal amount of Notes of each series will be issued and registered in the name of a nominee for DTC, securities depositary for the Notes. Accordingly, each beneficial owner of any interest in a Global Note must rely on the procedures of DTC to exercise any rights under the Notes.

Maturity:	March 1, 2026

Redemption for Tax Reasons:	A series of Notes may, subject to prior confirmation of the FSA (if such confirmation is required under Japanese banking laws and regulations then in effect), be redeemed at any time, at the option of the Issuer, in whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the relevant series of Notes then outstanding plus accrued and unpaid interest to (but excluding) the redemption date, if the Issuer has or will become obligated to pay additional amounts as described under “Description of the Senior Debt Securities—Payment of Additional Amounts” in the Base Prospectus as a result of any change in, or amendment to, the laws, regulations or rulings of Japan (or of any political subdivision or taxing authority thereof or therein) affecting taxation, or any change in the official application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after the trade date, and the obligation cannot be avoided by the Issuer taking reasonable measures available to it. No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay the additional amounts if a payment in respect of such series of Notes were then due. See “Description of Senior Debt Securities—Optional Tax Redemption” in the Base Prospectus.

Limitations on the right to obtain attachment under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that, for a period of 30 days from the time the Prime Minister confirms that any measures (tokutei dai nigo sochi) set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (or any successor provision thereto) need to be applied to the Issuer, the ability of holders of the Notes and the trustee to enforce the rights under the Indenture and the Notes shall be subject to the limitations on the right to obtain attachment against the Issuer’s assets set forth in Article 126-16 of the Deposit Insurance Act (or any successor provision thereto).

Agreement with respect to certain transfers of business under specified circumstances:	Each holder of the Notes will be deemed to have acknowledged, accepted, consented and agreed that the Indenture will not limit any sales, assignments, transfers or conveyances of business made with the permission of a Japanese court in accordance with Article 126-13 of the Deposit Insurance Act (or any successor provision thereto), which permission may be granted by such court in accordance therewith if (i) the Issuer is under special supervision by, or under special control of, the Deposit Insurance Corporation pursuant to the Deposit Insurance Act, and (ii) the Issuer’s liabilities exceed, or are likely to exceed, its assets, or the Issuer has suspended, or is likely to suspend, payment of its obligations.

Limited right of set-off:	Each holder of the Notes will agree, by the acceptance of any interest in a debt security, that, if (a) the Issuer shall institute proceedings seeking adjudication of its bankruptcy or seeking reorganization under the Bankruptcy Law, the Civil Rehabilitation Law, the Reorganization Law, the Company Law or any other similar applicable law of Japan, and so long as such proceedings shall have continued, or a decree or order by any court having jurisdiction shall have been issued adjudging the Issuer bankrupt or insolvent or approving a petition seeking reorganization under any such laws, and as long as such decree or order shall have continued undischarged or unstayed, or (b) the Issuer’s liabilities exceed, or may exceed, its assets, or the Issuer suspends, or may suspend, repayment of its obligations, the holders of the Notes shall not be entitled to exercise any right to set off any of the Issuer’s liabilities under the Notes against any liabilities of the relevant holder owed to the Issuer.

Interest Payment Dates:	Semi-annually in arrears on March 1 and September 1 of each year

First Interest Payment Date:	September 1, 2016

Pricing Benchmark:	1.625% due 2/2026

Benchmark Spot (Price/Yield):	99-05/1.717%

Spread to Benchmark:	215 basis points

Issue Price:	99.860% of principal amount plus accrued interest, if any, from March 1, 2016

Yield to Maturity:	3.867%

Underwriting Discount:	0.45%

Net Proceeds:	U.S.$2,485,250,000

Day Count:	30/360

Business Days:	New York and Tokyo

Business Day Convention:	Following Business Day Convention

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page 6 of the Base Prospectus and in the Issuer’s latest annual report on Form 20-F incorporated by reference therein.

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-209455) and to be issued pursuant to the Senior Debt Indenture to be dated March 1, 2016 between the Issuer and The Bank of New York Mellon, as trustee

Denominations:	U.S.$200,000 x U.S.$1,000

Listing:	Singapore Exchange Securities Trading Limited

Governing Law:	New York law

Billing & Delivering:	Morgan Stanley & Co. LLC

Joint Lead Managers and Joint Bookrunners:	Morgan Stanley & Co. LLC Mitsubishi UFJ Securities (USA), Inc.

J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated

Citigroup Global Markets Inc.

Co-Managers:

Barclays Capital Inc.

BNP Paribas

HSBC Securities (USA) Inc.

Crédit Agricole Corporate and Investment Bank

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Société Générale

UBS Securities LLC

Security Codes:	CUSIP: 606822 AD6

ISIN: US606822AD62

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement (as defined below).

This communication is intended for the sole use of the person to whom it is provided by us. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The Issuer has filed a registration statement (including a prospectus dated February 10, 2016 (the “Base Prospectus”)) and a preliminary prospectus supplement dated February 10, 2016 (the “Preliminary Prospectus Supplement,” and together with the Base Prospectus, the “Preliminary Prospectus”) with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the Preliminary Prospectus for this offering, and other documents the Issuer has filed with the SEC and which are incorporated by reference therein for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the transaction will arrange to send you the Preliminary Prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Mitsubishi UFJ Securities (USA), Inc. toll-free at 1-877-649-6848.

*Note: A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.